Exhibit 10.4

ANTARES PHARMA, INC.

SEVERANCE PLAN

and

SUMMARY PLAN DESCRIPTION

May 29, 2014

INTRODUCTION

Antares Pharma, Inc. has established the Antares Pharma, Inc. Severance Plan (the “Plan”) effective May 29, 2014 (the “Effective Date”), for the benefit of its eligible U.S. employees and the eligible U.S. employees of its subsidiaries (collectively, Antares Pharma, Inc. and its subsidiaries are referred to as the “Company”). The Plan is designed to give the Company a basis to provide severance pay on a discretionary basis to certain employees who are terminated from employment. This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan, as interpreted by the Plan Administrator.

The Company has the sole discretion to determine whether an employee may be considered eligible for benefits under the Plan. Nothing in the Plan will be construed to give any employee the right to receive severance benefits or to continue in the employment of the Company. The Plan is unfunded, has no trustee and is administered by the Plan Administrator. The Plan also is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §1002(1), and 29 C.F.R. §2510.3-2(b). The Plan is intended to be a “separation pay plan” under section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and related guidance issued thereunder (the “Code”), and will be maintained, interpreted and administered accordingly. Please review the section entitled “Amendment and Termination of the Plan” regarding the Company’s reservation of rights to amend or terminate the Plan.

This Plan supersedes all prior severance pay plans and practices, whether formal or informal or written or unwritten, of the Company, effective for any termination of employment on or after the Effective Date. The Plan does not supersede written severance or employment agreements between the Company and an individual employee, and severance benefits will be provided under this Plan to the extent that this Plan provides the eligible employee with greater benefits than those provided under his or her written severance or employment agreement with the Company.

GENERAL INFORMATION

1.	Plan Name:	Antares Pharma, Inc. Severance Plan

2.	Plan Number:	507

3.	Employer/Plan Sponsor:	Antares Pharma, Inc. 100 Princeton South, Suite 300 Ewing, New Jersey 08628

4.	Employer Identification Number:	41-1350192

5.	Type of Plan:	Welfare Benefit – Severance Pay Plan

6.	Plan Administrator:	The Administrative Committee Antares Pharma, Inc. 100 Princeton South, Suite 300 Ewing, New Jersey 08628

7.	Agent for Service of Legal Process:	The Administrative Committee Antares Pharma, Inc. 100 Princeton South, Suite 300 Ewing, New Jersey 08628

8.	Sources of Contributions:	The Plan is unfunded and all benefits are paid from the general assets of the Company.

9.	Type of Administration:	The Plan is administered by the Plan Administrator.

10.	Plan Year:	The Plan’s fiscal records are kept on a fiscal year basis ending each December 31.

COVERAGE

All regular, active full-time U.S. employees of the Company are eligible to participate in the Plan, except as described below.

The following persons are not eligible for coverage under the Plan: (i) any person who provides service as an intern, special project employee or other temporary employee, (ii) any person whose terms and conditions of employment are determined through collective bargaining with a third party, unless the collective bargaining agreement provides for participation in the Plan, (iii) any person performing services for the Company pursuant to an arrangement with a third party leasing organization, (iv) any person whom the Company determines, in its sole discretion, is not a common law employee and (v) any person employed by the Company outside of the United States, and (vi) any person who the Company determines, in its sole discretion, is not eligible to receive benefits under the Plan. If a person described in clauses (iii) or (iv) is subsequently classified by the Company, the Internal Revenue Service or a court as an employee, such person, for purposes of this Plan, will be deemed an employee from the actual (and not the effective) date of such classification, but will nonetheless be ineligible for coverage under the Plan. If an eligible employee has a written severance or employment agreement with the Company that provides for severance benefits, but the employee is eligible to receive greater severance benefits under this Plan, in lieu of the severance benefits provided for in the applicable agreement, the individual’s severance benefits will be provided under this Plan instead of the applicable agreement. Notwithstanding anything to the contrary herein, the Chief Executive Officer of the Company is not eligible to receive severance benefits under this Plan.

ELIGIBILITY

A. When an Employee Is Eligible

Except as specified in section B (“When an Employee Is Not Eligible”), an employee who meets the requirements described above under “Coverage” will be eligible for severance benefits if the Company determines, in its sole discretion acting in its role as Plan sponsor and not as a fiduciary, that an employee’s employment with the Company (i) has been terminated by the

Company, or has been terminated by the employee for “good reason,” but only to the extent the employee is a party to a written severance or employment agreement with the Company that provides for a “good reason” termination, as “good reason” is defined therein, and the employee is not otherwise ineligible for severance pay as set forth in Section B or C below, and (ii) the employee satisfies the requirements of this Section A, including signing and not revoking the Company’s standard waiver/release, as described below.

To receive severance benefits, the employee must (a) be notified by the Company in writing of his or her eligibility for benefits under the Plan, (b) be provided a Company-approved waiver/release of all claims arising out of the employee’s employment relationship with the Company and the termination of that relationship, and (c) sign and not revoke such waiver/release within the requisite time periods specified in the waiver/release form, and (d) return all Company property, including files, manuals, keys, access cards, credit cards and Company-owned equipment in the employee’s possession. The employee also must sign a written agreement that authorizes, to the extent permitted by law, the deduction of amounts owed to the Company from any severance benefits. The employee may further be required, in the discretion of the Company, to agree to any confidentiality, non-competition, non-solicitation, non-disparagement and other covenants as the Company, in its sole discretion, deems appropriate, and the employee may be required to agree to such additional terms and conditions related to the termination of the employment relationship that the Company, in its sole discretion, decides to require as a condition of receiving severance benefits hereunder.

B. When an Employee Is Not Eligible

Notwithstanding the foregoing, an employee is not eligible for severance pay in any of the following circumstances:

1.	The employee voluntarily resigns, including retirement, for any reason or no reason (other than for “good reason” to the extent covered by a written severance or employment agreement with the Company that provides for severance benefits).

2.	The employee is discharged by the Company for reasons determined by the Company, in its sole discretion, to disqualify the employee from receiving severance benefits, including, but not limited to, termination for unsatisfactory job performance, misconduct or violation of the Company’s policies or rules.

3.	The employee is terminated by the Company after the employee is offered a Comparable Job and refuses to accept the Comparable Job. For purposes of the Plan, a “Comparable Job” means a job with the Company or a successor entity in the event of a Change in Control (as defined below) or similar corporate transaction, in either case, that does not reduce the employee’s base pay rate and requires the employee to report to a location that is less than 35 miles from the his or her current principal business location (provided that such new principal business location does not increase the employee’s commute between his or her home and the principal business location by 35 miles or more). Criteria will be administered considering the commuting standards for the geographic area, availability of public transportation, etc. Decisions about comparable positions are based on reasonably similar employment background, skills and experience required for the current job being performed when compared to the new position, scope, and no significant change in work schedule. The Plan Administrator will have the sole discretion to determine whether a job is a “Comparable Job” for purposes of the Plan. For purposes of the Plan, “Change in Control” will have the meaning set forth in the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended, or a successor plan.

4.	Prior to or on the last day of scheduled employment, the employee dies or experiences a physical or mental condition entitling the employee to disability benefits or workers’ compensation.

5.	The employee leaves the employment of the Company under any other circumstances not specifically described in “When an Employee Is Eligible” above.

6.	The employee transfers employment to a Company affiliate or joint venture.

7.	The Company ceases to perform a service or function for a third party because the third party commences to perform that service or function, and the employee is offered employment by the third party.

8.	The Company determines, before or after termination of employment, that the employee violated any terms or conditions relating to the employee’s employment or termination of employment or any policies of the Company.

9.	The employee does not return all property of the Company held by the employee.

10.	The employee does not cooperate fully with the Company to complete the transition of matters with which the employee is familiar or for which the employee is responsible, and make himself or herself reasonably available to answer questions or assist in matters that may require attention after the employee’s date of termination.

11.	The employee does not comply with any additional requirements contained the employee’s employment contract or employment agreement, if any.

12.	The employee does not sign the required waiver/release of claims provided by the Company by such time as is required by the Company.

C. Company Discretion.

Notwithstanding any provision of the Plan to the contrary, the Company, in its sole discretion and acting as the Plan Sponsor and not as a fiduciary, reserves the right (a) to establish additional eligibility requirements and conditions, (b) to determine whether an employee satisfies the eligibility requirements for severance benefits, (c) to award severance benefits to a terminated employee who is not otherwise eligible, (d) to deny benefits to an employee who is otherwise eligible under the terms of the Plan, (e) to award benefits to any terminated employee in a greater or lesser amount than provided for in the Plan, or (f) to pay out benefits in a manner or on a schedule other than provided for in the Plan.

PLAN BENEFITS

A. Severance Pay Benefits

In the absence of any other determination by the Company, in its discretion, as Plan Sponsor, severance benefits will be paid to an eligible employee, based on years of service, base pay and job classification, in accordance with the formula set forth on Exhibit A. In addition, enhanced severance benefits will be paid if determined by the Company, in its sole discretion, as Plan Sponsor, if an eligible employee incurs an eligible termination of employment on or within 12 months following a Change in Control, in accordance with the column in the chart on Exhibit A titled “Change in Control Severance Pay.”

For purposes of calculating the benefit set forth on Exhibit A attached hereto, an employee’s years of service will be calculated in whole years of service from the employee’s most recent date of hire with the Company and will be rounded to the nearest whole year. For example, (1) if an employee has worked for the Company for five years and seven months, benefits will be calculated based on six years of completed service and (2) if an employee has worked for the Company for five years and four months, benefits will be calculated based on five years of completed service. The Company may, in its sole discretion, offset the severance pay benefit under this Plan by the amount of any severance pay benefit previously paid under this Plan, or any predecessor severance plan or policy of the Company.

For purposes of calculating the benefit set forth on Exhibit A attached hereto, base pay will mean the following:

•	For salaried employees, weekly base pay will mean an employee’s weekly rate of wages or salary as of the date of termination of employment, excluding all extra pay such as incentive bonuses, overtime pay, commissions or other allowances.

•	For hourly employees, weekly base pay will mean the employee’s hourly wage rate as of the date of termination of employment, multiplied by 2,080 hours and divided by 52.

For purposes of calculating severance that is not set forth on the attached Exhibit A, years of service and base pay will have such meanings as determined by the Company, in its sole discretion.

The severance benefits will be made in installments in accordance with the Company’s normal payroll practices, commencing within 60 days after an employee’s termination date, unless a delay is required under Code Section 409A. The employee’s entitlement to severance benefits under this Plan is expressly conditioned on the employee’s execution, without revocation, of a waiver/release in the form attached. If an employee does not execute the waiver/release or revokes the waiver/release, no severance benefits under the Plan will be paid. Severance will be subject to all applicable federal, state and local tax withholding requirements.

Severance pay benefits under this Plan will be reduced by amounts required to be withheld by the Company under all federal, state and local tax or other applicable laws, and by any amount paid or to be paid by or on behalf of the Company in compliance with any WARN obligation or obligation under a similar state or local law (other than state unemployment compensation; benefits under this Plan are intended to supplement any benefits available under a state unemployment compensation program). Any amounts owed by an employee to the Company will be deducted from the employee’s severance benefits in such manner as the Plan Administrator, in its sole discretion, will decide and in a manner compliant with applicable law.

In the event a former employee entitled to severance pay under this Plan dies before receiving all of the severance payments due to the former employee, any remaining payments will be paid to the former employee’s estate within 60 days from the employee’s date of death.

B. Other Severance Benefits

Health Benefits

The employee (and his/her eligible dependents) will be eligible for continued coverage under the Company’s group health plan, as required by COBRA. The Company will provide COBRA coverage only if the employee is eligible for such coverage and such coverage is timely elected by the employee or other qualified beneficiary (as defined under COBRA). If the employee timely elects COBRA, the employee will be required to pay the full COBRA premium due, and the Company will reimburse the premium paid by the employee for the Benefit Continuation Period, less the amount that the employee would be required to contribute for group health coverage for the employee (and his/her eligible dependents, as applicable) under the Company’s group health plan if the employee were an active employee of the Company. However, if the employee secures employment before the end of the Benefit Continuation Period and coverage under a group health plan is available as a result of that employment, the Company’s obligation to reimburse COBRA will immediately cease. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the employee (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion. The employee agrees to notify the Company in writing immediately if employment is accepted prior to the end of the Benefit Continuation Period and the employee agrees to repay to the Company any COBRA reimbursement for any period of employment during which group health coverage is available. After the end of the Benefit Continuation Period, the employee may continue COBRA coverage, subject to applicable law, at the employee’s sole expense. At such time that the Company no longer reimburses the employee for COBRA coverage, the employee will be required to pay 102% of the COBRA premium amount at such time as determined by the COBRA provider in order to continue COBRA coverage. For purposes of the

Plan, the “Benefit Continuation Period” means, unless a greater length of time is provided under the employee’s employment or severance agreement, the same period of time that the employee is receiving “Regular Severance Pay” or “Change in Control Severance Pay,” as applicable, as set forth on Exhibit A, provided however, in no event shall the Benefit Continuation Period exceed 18 months.

COBRA coverage will cease upon the expiration of the maximum period required under COBRA or at such earlier time that the employee does not pay a required premium within the applicable time period, the employee terminates COBRA coverage, or that an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.

Equity Awards

If an employee incurs an eligible termination of employment on or within 12 months following a Change in Control and is eligible for “Change in Control Severance Pay” under this Plan, all of the employee’s then outstanding equity awards granted pursuant to the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended and restated (or a successor plan), that vest based on the employee’s continued service with the Company will accelerate, become fully vested and, to the extent applicable, exercisable, and all outstanding equity awards that vest based on the attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance based award

Taxes

If any payment or benefit an employee would receive pursuant to this Plan (“Payment”) would (a) constitute a “Parachute Payment” within the meaning of Code Section 280G, and (b) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the employee’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

Other Pay and Benefits

Severance payments under this Plan will be in addition to any amounts accrued and owing to an employee as of the date of termination, such as the employee’s final paycheck for his service through the termination date and payment for any accrued and unused paid time off if and to the extent payable at or following termination under a Company paid time off or leave policy. Severance pay will not be used or considered in the computation or accrual of benefits under any other benefit plan or program except to the extent explicitly permitted in such plan or program.

C. Discontinuance and Recoupment of Severance Benefits

If the Company determines, in its sole discretion, that a former employee has not fully complied with any of the terms of the Plan and/or waiver/release including, without limitation, if the Company determines, after the employee’s termination of employment, that the former employee engaged in any conduct that violated the Company’s policies, rules, procedures, etc. while employed, the Company may deny severance benefits not yet paid or discontinue the payment of the former employee’s severance benefits, and may require the former employee to repay any portion of the severance benefits already received under the Plan by providing written notice of the repayment obligation to the former employee. If the Company notifies any former employee that repayment of all or any portion of severance benefits received under the plan is required, such amounts will be repaid within 30 calendar days after the date the written notice is sent. Any remedy under the Plan for noncompliance with the terms of the Plan and/or waiver/release form will be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

In the event that a former employee is reemployed or reinstated by the Company during the period for which severance was calculated and paid, the employee will re-pay to the Company a pro rata portion of any lump sum severance payment, as described in the separation agreement.

COMPLIANCE WITH CODE SECTION 409A

The Plan benefits are intended to meet the requirements of the short-term deferral and separation pay plan exemptions under Code Section 409A. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Code Section 409A, the Plan will be operated in compliance with the applicable requirements of Code Section 409A and its corresponding regulations. Any payment from the Plan that is subject to the requirements of Code Section 409A may only be made in a manner and upon an event permitted by Code Section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service. Payments upon termination of employment may only be made upon a “separation from service” under Code Section 409A. Each payment under the Plan will be treated as a separate payment for purposes of Code Section 409A. In no event may an employee, directly or indirectly, designate the calendar year of any payment to be made under the Plan. If the severance benefits are deferred compensation and the maximum period during which an employee has the ability to consider and revoke a waiver/release hereunder would span two taxable years of the employee, then, regardless of when the employee signs the waiver/release and the revocation period expires, payment of severance benefits hereunder will be made or commence no earlier than the beginning of the second of such taxable years. Any reimbursements made under the Plan will be made not later than the end of the calendar year following the calendar year in which the expense was incurred.

CLAIMS PROCEDURE

A. Adverse Benefit Determinations

Each terminated employee or other person who has been determined to be eligible to receive benefits under the Plan may contest the administration of the benefits (but not the level of benefits) by completing and filing a written claim for reconsideration with the Plan Administrator (“claimant”). If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to the claimant, in writing, within 90 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period. The extension will not exceed a period of 90 days from the end of the initial period of time and the extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision.

The written notice of a denial of a claim will set forth, in a manner calculated to be understood by the claimant:

1.	the specific reason or reasons for the denial;

2.	reference to the specific Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the terminated claimant to perfect the claim and an explanation as to why such information is necessary; and

4.	an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

B. Appeal of Adverse Benefit Determinations

The claimant or his or her duly authorized representative will have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. The terminated employee or his or her duly authorized representative may:

1.	request a review upon written notice to the Plan Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the claimant’s claim for benefits.

The Plan Administrator’s review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period. The extension will not exceed a period of 60 days from the end of the initial period and the extension notice will indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review.

The written determination of the Plan Administrator will set forth, in a manner calculated to be understood by the claimant:

1.	the specific reason or reasons for the decision;

2.	reference to the specific Plan provisions on which the decision is based;

3.	the claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

A claim or action (i) to recover benefits allegedly due under the Plan or by reason of any law, (ii) to enforce rights under the Plan, (iii) to clarify rights to future benefits under the Plan, or (iv) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures set forth above (an “Administrative Claim”). A claimant must raise every argument and/or produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived any argument and/or the right to produce any evidence not submitted to the Plan Administrator as part of the Administrative Claim.

C. Time Limit to Bring a Judicial Claim

Any Judicial Claim must be commenced in the appropriate court or forum no later than 18 months from the earliest of (1) the date the first benefit payment was made or allegedly due; (2) the date the Plan Administrator or its delegate first denied the claimant’s request or (3) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 18 month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 18 month period and the date that is three months after the claimant’s appeal of the initial denial of his Administrative Claim is finally denied, such that the claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 18-month period (or, if applicable, expiration of the three-month period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred. Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 18-month limitations period (or, if applicable, the three month limitations period).

PLAN ADMINISTRATION

The Administrative Committee is the Plan Administrator and the named fiduciary of the Plan for purposes of ERISA. The authority and duties of the Administrative Committee are described in this section and in such charters or other documents as may be adopted from time to time. The Administrative Committee shall consist of the Company’s Chief Financial Officer and the Head of Human Resources.

The Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations under “Eligibility” that are reserved to the Company). The Plan Administrator will correct any defect, reconcile any inconsistency, or supply any omission with respect to the Plan. The decisions of the Plan Administrator in all matters relating to the Plan that are within the scope of his/her authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

ACTION BY THE COMPANY

Any action taken by the Company under the Plan will be taken by the Executive Management Team of the Company.

AMENDMENT AND TERMINATION OF THE PLAN

The Compensation Committee of the Board of Directors of Antares Pharma, Inc. reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason. An amendment to, or termination of, the Plan may discontinue any further payments to the terminated employee. Notwithstanding the foregoing in this paragraph, no amendment that decreases the benefits due to employees hereunder may take effect prior to the date that is 12 months following a Change in Control.

ERISA RIGHTS STATEMENT

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information about Your Plan and Benefits

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

Exhibit A

Employment Classification	Regular Severance Pay	Change in Control Severance Pay

EVP	(1) The longer of (i) 52 weeks of base pay or (ii) two weeks of base pay for each year of service, plus (2) pro-rated annual bonus at target for the year of termination	(1) One and one-half times base pay, as determined in the regular severance pay column to the left, plus (2) pro-rated annual bonus at target for the year of termination

SVP	The longer of (i) 26 weeks of base pay or (ii) two weeks of base pay for each year of service	(1) One and one-half times base pay, as determined in the regular severance pay column to the left, plus (2) pro-rated annual bonus at target for the year of termination

VP	The longer of (i) 13 weeks of base pay or (ii) two weeks of base pay for each year of service	(1) One and one-half times base pay, as determined in the regular severance pay column to the left, plus (2) pro-rated annual bonus at target for the year of termination

Professional (Salaried)	Two weeks of base pay for each year of service, limited to a maximum 26 weeks.	One and one-half times base pay as determined in the regular severance pay column to the left

Administrative (Hourly)	One week of base pay for each year of service, limited to a maximum 14 weeks.	One and one-half times base pay as determined in the regular severance pay column to the left

Note: When distributing to the employee, include only the row that is applicable to such employee.